KEELEY SMALL CAP VALUE FUND, INC.
AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of the 13th day of January, 2006 to the Transfer Agent Servicing Agreement, dated as of September 8, 1993, as amended, (the "Agreement"), is entered by and between Keeley Small Cap Value Fund, Inc., a Maryland corporation (the "Fund") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement; and

WHEREAS, the Fund and USBFS desire to amend said Agreement; and

WHEREAS, Paragraph 9 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

The Fee Schedule of the Agreement is hereby superseded and replaced with the Fee Schedule attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY SMALL CAP VALUE FUND, INC.	U.S. BANCORP FUND SERVICES, LLC

By: ______________________________	By: ________________________________

Name: ____________________________	Name:_______________________________

Title:_____________________________	Title:________________________________